Exhibit 99.(g)(8)

September 14, 2026

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Attention: Tricia Cormier, Vice President

Re: American Beacon Select Funds (the “Trust”)

Ladies and Gentlemen:

This letter is to advise you that the undersigned Trust has established a new series, the American Beacon The London Company Income Equity ETF (the “Fund”).

In accordance with the Additional Portfolios provision of Section 20 of the Custodian Agreement dated December 3l, 1999 between the Trust and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that you act as Custodian for the Fund.

For your convenience, attached as Schedule D hereto is a replacement of “Schedule D” to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the undersigned Trust and retaining one copy for your records.

Sincerely,

AMERICAN BEACON SELECT FUNDS

By:	/s/ Terri McKinney
Name:	Terri McKinney
Title:	Vice President

Agreed:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director
Effective Date: September 14, 2026

220 E. Las Colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100
Distributed by Foreside Financial Services, LLC.	americanbeaconfunds.com

Information Classification: Limited Access

PORTFOLIOS

Schedule D.1
Name of Portfolio	Effective Date
American Beacon U.S. Government Money Market Select Fund	December 1, 2001

Schedule D.2
Name of Portfolio (each, an “ETF Client”)	Effective Date
American Beacon AHL Trend ETF	August 23, 2023
American Beacon GLG Natural Resources ETF	February 1, 2024
American Beacon Ionic Inflation Protection ETF	March 3, 2025
American Beacon Aberdeen Municipal High Income ETF	June 24, 2026
American Beacon The London Company Income Equity ETF	October 23, 2026

Information Classification: Limited Access